APPENDIX A

TO THE

ADMINISTRATION AGENCY AGREEMENT BETWEEN BROWN BROTHERS

HARRIMAN & CO. AND SIX CIRCLES TRUST DATED JUNE 22, 2018

LIST OF PORTFOLIOS

UPDATED AS OF DECEMBER 1, 2018

The following is a list of Portfolios for which the Administrator shall serve under this Agreement

Six Circles Ultra Short Duration Fund

Six Circles Tax Aware Ultra Short Duration Fund

Six Circles U.S. Unconstrained Equity Fund

Six Circles International Unconstrained Equity Fund

Six Circles Managed Equity Portfolio U.S. Unconstrained Fund

Six Circles Managed Equity Portfolio International Unconstrained Fund

SIX CIRCLES TRUST		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Mary Savino	By:	/s/ Eruch A. Mody
Name: Mary Savino		Name: Eruch A. Mody
Title: President		Title: Senior Vice President

FEES RATES OMITTED BUT CAN BE FOUND IN THE “ADMINISTRATOR” SECTION OF PART I OF THE STATEMENT OF ADDITIONAL INFORMATION